Adamis Pharmaceuticals Corporation 8-K

Exhibit 10.1

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EXCLUSIVE LICENSE AND ASSET PURCHASE AGREEMENT

BY AND AMONG

3M COMPANY, 3M INNOVATIVE PROPERTIES COMPANY,
AND ADAMIS PHARMACEUTICALS CORPORATION.

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EXCLUSIVE LICENSE AND ASSET PURCHASE AGREEMENT

THIS AGREEMENT, made this 1st of  August 2013, (“Signing Date”) by and among  3M COMPANY and 3M INNOVATIVE PROPERTIES COMPANY ( “3M IPC”) (together, “3M”), Delaware corporations having offices at 3M Center, St. Paul, Minnesota 55144, and ADAMIS PHARMACEUTICALS CORPORATION. a Delaware corporation having its address at 11455 El Camino Real, Suite 310, San Diego, CA  92130  (hereinafter “ADAMIS”).  3M IPC is a wholly owned subsidiary of 3M COMPANY.  Hereinafter a reference to “3M” or “ADAMIS” shall include their respective Affiliates where performance would be expected from or required by an Affiliate.

BACKGROUND

A.  3M has conducted extensive research and development of inhalation technologies and  products and has been developing dry powder inhalation technologies.

B.  3M has been developing a specific dry powder inhalation technology utilizing a coated carrier tape and inhalation device technology (“Taper”).

C.  3M now wishes to sell the Taper technology and assets at its current state of development.

D.  ADAMIS wishes to exclusively license and eventually purchase the Taper technology and assets at its current state of development to conduct research and development activities relating to the Taper technology subject to the terms of this Agreement.

E.  3M wishes to exclusively license ADAMIS the Taper technology upon receipt of the initial payment of three million dollars ($3,000,000).  3M will transfer ownership and custody of the Purchased Assets to ADAMIS promptly after 3M receives the full Closing Payment (as defined below).

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and mutual promises set forth in this Agreement, the Parties agree as follows:

ARTICLE 1.DEFINITIONS

The terms defined in Article 1 shall have the following meanings (applicable both to the singular and the plural forms):

“Affiliate” means with respect to any of the Parties to this Agreement, any person, firm, trust, corporation, company or other entity or combination thereof, whether now existing or created in the future, that directly or indirectly (a) owns or controls said Party, (b) is owned or controlled by said Party or (c) is under common ownership or control with said Party.  The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities, by contract or otherwise.  Control will be presumed if any person, firm, trust, corporation, company or other entity or combination thereof owns, either of record or beneficially, fifty percent (50%) or more of the voting stock of any Party.

“Assigned Patent Rights” means the patents and patent applications listed in the letter agreement that the parties have executed and delivered contemporaneously with this Agreement, and all patent files in 3M’s possession or control (including copies of such relevant files as are in the possession of its patent counsel) for such patents or patent applications.

“Closing” and “Closing Date” shall be as set forth in Section 4.1.

“Parties” means ADAMIS, 3M, and their permitted assignees; and a “PARTY” means individually ADAMIS, 3M, and their permitted assignees, as the context requires.

“Purchased Assets” means the Assigned Patent Rights and Tangible Assets.

“Tangible Assets” means the fixed assets, machinery, manufacturing equipment, laboratory and test equipment and office equipment, and related documentation owned by 3M solely relating to or utilized in connection with Taper, which assets are listed in the letter agreement the parties have executed and delivered contemporaneously with this Agreement.  If after the Closing Date 3M determines that there is any asset that relates solely to the Taper technology being licensed and/or acquired hereunder by ADAMIS and that was not set forth in the writings delivered by 3M contemporaneously with the execution and delivery of this Agreement, 3M will determine reasonably and in good faith whether such asset should have been included in the Purchased Assets and if so, will transfer and assign such asset to ADAMIS as part of the Purchased Assets.

“Third Party” means a party other than ADAMIS, 3M, or any of their respective Affiliates.

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ARTICLE 2. EXCLUSIVE LICENSE

2.1           Upon receipt of the License Fee, as defined in Section 3.1, and subject to 3M’s retention of Retained Assets pursuant to Section 5.2, 3M shall grant (a) an exclusive license to ADAMIS to the Assigned Patent Rights and (b) an exclusive right to the Tangible Assets, such exclusive right meaning that 3M shall not use the Tangible Assets or Assigned Patent Rights for any purpose other than to perform its obligations under this Agreement.  Such license and right shall terminate immediately upon occurrence of either of the following events: (a) receipt of the Closing Payment in accordance with Section 3.2 or exercise of the Closing Option by 3M as per Section 4.3 and the transfer of the Purchased Assets to ADAMIS pursuant to Section 5.1, or (b) failure to make Closing Payment as contemplated under Section 3.2.

ARTICLE 3. LICENSE FEE AND CLOSING PAYMENT

3.1	License Fee. To obtain the exclusive license under Section 2.1, ADAMIS shall pay 3M a nonrefundable payment of three million dollars ($3,000,000) (the “License Fee”) due on the Signing Date.

3.2
Closing Payment.  As is fully intended by ADAMIS, upon payment by ADAMIS to 3M, without exception or offset under any circumstances, of an additional seven million dollars ($7,000,000) (the “Closing Payment”) on or prior to 11:59 p.m. Central Standard Time on December 31, 2013, ADAMIS shall acquire the Purchased Assets.

3.3	Payment Terms.

•	Payments to be made by ADAMIS via wire transfer to the account designated in writing by 3M to ADAMIS.
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The payments required to be made by ADAMIS under this Agreement shall be made without set-off and free and clear of and without deduction or withholding for or on account of any taxes, duties, imposts, fees or charges, except as withholding which may be required under applicable law.

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ADAMIS shall furnish 3M with proof of such withholdings, and shall provide a certificate or other documentary evidence to assist 3M to submit a claim for a refund or a foreign tax credit with respect to any withheld taxes

•
The Parties will cooperate under the provisions of any applicable taxation treaty or under any other applicable law, in order to assist 3M in obtaining such payments without any deduction or withholding

•	All payments are non-refundable

3.4           Taxes and Fees.   ADAMIS shall be responsible for all value added tax, sales, use, transfer taxes, stamp duties, registration taxes and fees, and all other taxes, duties, fees and levies equivalent in nature or effect other than capital gains and income taxes, whether imposed by federal, state, local or foreign taxing or other authorities, and all recording fees, conveyance fees and other governmental fees and charges associated with the transfer of Purchased Assets hereunder, if any, including but not limited to all fees imposed by any regulatory authority.  ADAMIS and/or ADAMIS Affiliates shall reimburse 3M and its Affiliates fully for any such taxes, duties, levies, or fees that are paid by 3M or any of its Affiliates to any such taxing authorities, government agency or regulatory authority after the Signing Date at 3M’s request.

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ARTICLE 4.  COMPLETION OF SALE AND CLOSING

4.1           Closing Date and Location.  Subject to the terms and conditions of this Agreement, the completion of the sale and purchase of the Purchased Assets (the “Closing,” and the date of the Closing, the “Closing Date”) will occur on or prior to 11:59 p.m. Central Standard Time on December 31, 2013, at a date and location to be mutually agreed by the parties.   If the Closing does not occur by such date, the provisions of Section 4.4 shall apply.

4.2           Conditions to Closing.   The obligation of a Party to consummate the sale and purchase of the Purchased Assets contemplated by this Agreement at the Closing shall be subject to the satisfaction or waiver (by the Party entitled to waive such condition) of the following conditions:  (i) no actions or proceedings that question the validity or legality of the transactions contemplated hereby have been instituted by a Third Party and not settled or otherwise terminated; (ii) ADAMIS shall have delivered to 3M the entire License Fee and Closing Payment as set forth in Sections 3.1 and 3.2; and (iii) each Party shall have executed and delivered all documents and instruments contemplated by this Agreement to be executed and delivered by such Party including  bills of sale and other instruments as ADAMIS may reasonably request to reflect the transfer and assignment of the Purchased Assets.

4.3           Closing Option.   If the Closing has not occurred by December 15, 2013 and ADAMIS has not paid the Closing Payment in cash by December 15, 2013, then 3M may, at its sole discretion, by means of providing written notice to ADAMIS within ten (10) days thereafter, elect to accept payment of the Closing Payment by delivery of a number of shares of ADAMIS common stock equal to fourteen million dollars ($14,000,000) divided by the average of the closing prices of the ADAMIS common stock (as reported on the OTCQB or such other market on which the common stock is then traded or quoted) for the thirty (30) trading days preceding the business day before the Closing Date.  If 3M elects to receive the Closing Payment by shares of common stock, 3M shall make such customary investment representations as ADAMIS reasonably requests in connection with the issuance of such shares, and the Closing shall occur before December 31, 2013.  For purposes of clarification, failure by ADAMIS to make the Closing Payment pursuant to Section 3.2 shall not be deemed to be a breach of this Agreement.  For further purposes of clarification, 3M shall have no obligation to consummate the sale of the Purchased Assets if the conditions to Closing have not taken place as of 11:59 p.m. Central Standard Time on December 31, 2013.

4.4           Nonpayment of the Closing Payment on or Before December 31, 2013.  If the Closing does not occur by 11:59 p.m. Central Standard Time on December 31, 2013 in accordance with Section 4.1, then the exclusive right and license granted to Adamis in Section 2.1 shall convert to a non-exclusive right and license, and 3M is thereafter free to license, transfer, assign or otherwise enter into any transaction involving the Purchased Assets with any Third Party, without prior notice to or consent by ADAMIS.  If after December 31, 2013, 3M sells or enters into an agreement with a Third Party to sell or exclusively license in any territory any of the Purchased Assets to such Third Party, then 3M may terminate this Agreement immediately by delivering written notice of termination to ADAMIS.  If before June 30, 2014 3M has not entered into such an agreement and ADAMIS tenders the Closing Payment in cash plus a premium of one million dollars ($1,000,000) and the other closing conditions set forth in Section 4.2 are satisfied or waived, then the Closing shall take place and the Purchased Assets shall be transferred to ADAMIS with the same effect as if the Closing had occurred before December 31, 2013.  In addition, if the Closing does not occur by 11:59 p.m. Central Standard Time on June 30, 2014, 3M may terminate this Agreement by delivering a notice of termination to ADAMIS.  Any payments made pursuant to Article 3 before the date of any termination pursuant to this Section 4.4 will remain non-refundable.

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ARTICLE 5.  TRANSFER OF RIGHTS AND ASSETS

5.1           Purchased Assets.  Subject to the terms and conditions hereof, 3M agrees to sell, assign, transfer and convey to ADAMIS, and ADAMIS agrees to purchase and acquire from 3M, at the Closing on the Closing Date all of 3M’s right, title and interest, if any, immediately prior to the effective time of the Closing in and to the Purchased Assets as follows:

(a)           The Assigned Patent Rights.   3M makes no representation or warranty as to the condition of the Assigned Patent Rights on the Closing Date or how such condition may have changed between the Signing Date and the Closing Date.  Other than the license included in Section 5.2(b) below, 3M shall retain no right to license, assign or otherwise exploit, develop or commercialize any of the Assigned Patent Rights or other Purchased Assets after the Signing Date.  Such assignment shall be executed within 30 days of Closing.  3M shall deliver the patent files relating to the Assigned Patent Rights to ADAMIS or ADAMIS’s selected outside patent firm within 30 days of the Closing Date, from which time ADAMIS shall assume full responsibility and bear all costs for the further filing, prosecution, maintenance, defense, and enforcement of the Assigned Patent Rights.  Such patent files shall contain and include all applications, patents, correspondence with patent offices, legal memoranda, correspondence with patent agents as kept in such files in the normal course of 3M’s practice; and

(b)   The Tangible Assets. For clarity, records and written materials included within the definition of Tangible Assets exclude any records or materials related to DLG (defined below), MCT or any other Retained Asset.  If such records and materials do not include sufficient  testing, safety, clinical and other data to enable Adamis to prepare and file an Investigational New Drug Application (“IND”)  with the U.S. Food and Drug Administration (“FDA”) with respect to the Taper technology, then 3M agrees to  provide Adamis for a period of up to ten (10) years after Closing with data relating to the MCT technology but only to the extent that such data is currently available as of the Closing Date, reasonably known to 3M, and necessary to enable Adamis to prepare and file an IND with the FDA with respect to the Taper technology.  For the avoidance of doubt, 3M shall not have any obligation to generate any new records, data, and/or materials to support ADAMIS’ IND.

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5.2           Retained Assets.

(a)           Except for the Purchased Assets, 3M is not licensing or transferring to ADAMIS any other assets, properties or rights, including without limitation any assets relating to 3M’s diamond-like glass coating technology (“DLG”) or 3M’s microstructured carrier tape technology (“MCT”) (all such assets referred to as the “Retained Assets”).

(b)           Effective on the Signing Date, ADAMIS agrees to grant and does hereby grant to 3M, and 3M hereby accepts, a worldwide, fully paid-up, perpetual non-exclusive right and license under U.S. Patent Application No. 61/673,460 and any all national and regional filings, reissues, divisions, continuations, continuations-in-part, and extensions and foreign counterparts thereof, to make, have made, use, sell, offer for sale, and import products outside of the dry powder inhalation field.

5.3           Post-Closing Cooperation.  3M will, at ADAMIS’s request and expense for any filing fees or other external out-of-pocket costs, take all such other and further acts and execute, acknowledge and deliver all instruments of conveyance, assignment, transfer, consent and assumption as ADAMIS may reasonably request to confirm the conveyance and transfer to ADAMIS of any of the rights or assets conveyed or transferred hereunder.

5.4           Retention of Certain Records.   It is understood and agreed that 3M reserves the right to retain copies of written records related to the Purchased Assets as required by law or in connection with defending any Third Party claims, losses, causes of action or lawsuits, including those related to the sale of the Purchased Assets by 3M, and for the purpose of preparing any tax returns or financial statements or reports.  Use and disclosure of any such information shall be subject to the terms and conditions of this Agreement, including without limitation, Section 7.1.

5.5           No Implied Licenses.   Except as expressly set forth in this Agreement, no right, license or immunity from suit under any Patent Rights, or other proprietary rights is granted by either Party or any of its Affiliates pursuant to this Agreement.

5.6           Waiver.   ADAMIS waives and forever releases all claims and causes of action against 3M and its officers, employees, agents, and attorneys personally and in their capacities as officers, employees, agents, or attorneys of 3M, arising out of the Assigned Patent Rights, in any country or jurisdiction in the world, specifically but not limited to claims for any act or omission in the preparation, filing, prosecution, maintenance, enforcement or other handling of the Assigned Patent Rights.

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ARTICLE 6.   PATENT PROSECUTION AND ENFORCEMENT

6.1           Responsibility for Assigned Patent Rights.  3M shall have the right but not the obligation to prepare, file, prosecute, defend, maintain, and enforce the Assigned Patent Rights at its sole discretion until the Closing Date.  After the Closing Date, ADAMIS shall have the sole right to prepare, file, prosecute, defend, maintain, and enforce the Assigned Patent Rights at its sole discretion and expense.

6.2           Enforcement of Assigned Patent Rights.   After the Closing, 3M shall provide reasonable cooperation in enforcing the Assigned Patent Rights at ADAMIS’s request and expense.   ADAMIS shall be entitled to retain all proceeds of such action, and shall indemnify 3M for any and all liability of 3M to any Third Party of any kind relating to such enforcement.

ARTICLE 7.  SERVICES and 3M EMPLOYEES; SUPPLY AGREEMENT

7.1           Transition Services.  After the Closing Date, 3M will provide up to five hundred (500) hours of services to ADAMIS (“Transition Services”) as set forth in the letter agreement the parties have executed and delivered contemporaneously with this Agreement to assist ADAMIS in the transfer of the Purchased Assets.  The cost of such services is included in the price of the Purchased Assets and the Parties agree that 3M’s obligation to provide these services shall expire ninety (90) days after the Closing Date.  For the avoidance of doubt, the Transition Services Protocol shall not include installing or validating any equipment, as such assets are being provided “AS IS”.  Notwithstanding the foregoing, 3M shall have no obligation to provide the services described herein if ADAMIS hires substantially all 3M employees having significant involvement with the Taper technology pursuant to Section 7.4 of this Agreement.  If ADAMIS determines that it would like 3M to provide additional services beyond 500 hours and/or beyond 90 days after the Closing Date, ADAMIS may request 3M to provide such services.  3M may at its sole election, provide such services under an agreed upon workplan and at the rate of Three Hundred Fifty Dollars ($350) per hour if 3M determines it has the resources available to accommodate such a request.  For the avoidance of doubt, 3M is not obligated to provide such additional services.

7.2           Delivery.  Within ninety (90) days after the Closing Date, 3M will relocate the Purchased Assets at ADAMIS’s expense according to the agreed upon method of transfer as designated in the list of Tangible Assets to either ADAMIS or ADAMIS’ third party vendor.  If ADAMIS requests services from 3M to be rendered on-site of ADAMIS or ADAMIS’ third party vendor, ADAMIS shall pay for the reasonable travel expenses of any 3M employees who may conduct such services.  Risk of loss, theft or damage from any cause whatsoever to the Purchased Assets shall pass to Adamis on and after Closing, except to the extent such loss, theft or damage is caused by 3M’s gross negligence or willful misconduct.

7.3           Personnel.  Where possible, 3M will provide specific 3M employees requested by ADAMIS to conduct services under the Transition Services Protocol.

7.4           Employment Matters.  After the Closing Date, ADAMIS may, with 3M’s consent, have discussions with and make employment offers to such of 3M’s employees who have had significant involvement with the Taper technology. ADAMIS may hire such employees after the Closing on terms mutually agreed upon between ADAMIS and such employees.    3M shall have no involvement in such discussions or terms.  Effective at the Closing, 3M will release any such employees that ADAMIS may hire pursuant to this Section 7.4 from those provisions (and only those provisions) in their employment agreements or other similar agreements with 3M or its Affiliates that would otherwise prohibit them from continuing to develop Taper and the Purchased Assets for ADAMIS should they accept any offers of employment by ADAMIS, subject to such employees’ ongoing obligations regarding use of confidential information not solely relating to the Taper technology.  For the avoidance of doubt, this release will extend only to activities involving the Taper technology only and will not extend to development of diamond-like glass (DLG), microstructured carrier tape (MCT) technologies or products or any other 3M proprietary or trade secret technology not related solely to Taper.

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7.5           Supply Agreement.  3M and ADAMIS shall work in good faith to negotiate and enter into a supply agreement (the “Supply Agreement”) before the Closing, pursuant to which 3M will agree to supply ADAMIS with MCT to be used with the Taper technology.  The Supply Agreement will contain terms consistent with those reflected in the written draft Supply Agreement delivered by 3M to ADAMIS before the Signing Date, and such other terms as ADAMIS and 3M may mutually agree.  Such terms shall include a right for 3M to terminate the Supply Agreement and any obligation to support a technology transfer of MCT manufacturing to a third party in the event that ADAMIS has not launched a product based on the Taper technology by December 31, 2023.

 ARTICLE 8.  CONFIDENTIAL INFORMATION

8.1           Obligations.   Each Party agrees not to disclose to Third Parties or use Confidential Information (as hereinafter defined) furnished by another Party for any purpose other than for purposes of performing under this Agreement.  Each Party will treat Confidential Information furnished by the other Party with the same degree of care as if it were its own confidential proprietary information and, except as required for purposes of performing or exercising its rights under this Agreement, will not disclose such information to any Third Party, other than its employees, agents or consultants who have a need to know the information for such purpose and who have agreed, or who are informed of and agree, to be bound by and comply with all of the provisions of this Article, without the prior written consent of the Party who furnished such information, except to the extent that such Confidential Information is required to be disclosed for the purpose of complying with law or government regulations. The receiving Party shall undertake to have any and all employees, agents and consultants observe the obligations of this Section and shall be responsible for any failure of any of them to do so. Notwithstanding the foregoing, 3M understands and acknowledges that ADAMIS may file this Agreement as an exhibit to its filings with the Securities and Exchange Commission (“SEC”) and may describe this Agreement and the transactions contemplated by this Agreement in its filings with the SEC.

"Confidential Information" refers to all technical and business information including but not limited to regulatory filings, know-how, manufacturing, and testing information, clinical data, marketing plans and studies, patent information, and relevant clinical and regulatory programs, disclosed by one Party to the other under this Agreement, except information which:

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i)           was known or used by the receiving Party as evidenced by its written records made prior to the time of receipt hereunder;

ii)           either before or after the time of disclosure becomes known to the public other than by an unauthorized act or omission of the receiving Party or its employees, agents or consultants;

iii)           was lawfully disclosed to the receiving Party by a Third Party having the right to disclose said Confidential Information; or

iv)           was information developed by the receiving Party independently from the Confidential Information provided by the other Party hereto as evidenced by the receiving Party's written records.

After the Closing, Confidential Information disclosed to ADAMIS and relating solely to the Purchased Assets will become the Confidential Information of ADAMIS.

8.2           Right to Disclose in Hearings and Proceedings.   The parties shall maintain, however, the right to disclose such Confidential Information in judicial or administrative hearings or proceedings to the extent necessary.  If one Party finds it necessary to disclose any such Confidential Information in any such judicial or administrative hearing or proceeding, the disclosing Party shall provide prompt written notice to the other Party in advance of such disclosure and shall cooperate with any efforts of the other Party to disclose such Confidential Information "in camera" or on some other protected non-public basis.

8.3           Duration.   Except as otherwise expressly provided herein, each Party's obligations under this Article shall survive for five (5) years after the Signing Date.

8.4           Applicability of Previous CDAs.   All Confidential Information exchanged between the Parties in the confidential disclosure agreements previously executed by and between 3M and ADAMIS relating to the subject matter of this Agreement shall continue to be treated as Confidential Information under this Agreement.  This Agreement shall supplement such previous agreements to the extent the provisions of this Agreement extend or enlarge any term of any previous agreement.

ARTICLE 9.  REPRESENTATIONS AND WARRANTIES

9.1           General Representations.   3M and ADAMIS each represents and warrants that (a)  it is a duly organized corporation in good standing and has power and authority to perform its obligations under this Agreement including the right, power and authority to carry out the transactions contemplated by this Agreement, (b) the execution and performance of this Agreement by such Party has been duly authorized by all requisite corporate action on the part of such Party, (c) the execution and performance of this Agreement by such Party and compliance with its terms does not and will not materially violate any applicable law or regulation (d) this Agreement does not conflict with or violate or result in a material breach or default under any agreement between such Party and a Third Party, and (e) this Agreement does not conflict with or violate any order, writ, injunction or decree of any court or governmental authority applicable to or binding upon such Party.

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9.2           3M Warranties.   3M hereby represents and warrants that as of the Signing Date:

9.2.1           3M and/or a 3M Affiliate owns all right, title and interest in and to the Purchased Assets and on the Closing Date will, subject to the terms and conditions of this Agreement, convey, rights to and ownership of, the Purchased Assets to ADAMIS, free and clear of any and all liens, licenses, security interests, claims, and encumbrances (“Encumbrances”).  3M is not a party to any agreement with any Third Party that would give the Third Party any rights or licenses regarding the Taper technology or any Purchased Assets, or would otherwise create any obligations on ADAMIS to any such Third Party.

9.2.2           The Assigned Patent Rights constitute all patent rights owned or controlled by 3M that are solely related to the Purchased Assets (as they exist on the Closing Date).  Neither 3M nor any of its respective directors, officers, employees, agents or representatives has made, or shall be deemed to have made, and 3M is not liable for, or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to the Taper technology or the Purchased Assets, except as specifically set forth in this Article 9.

9.3           ADAMIS Warranties.  ADAMIS hereby represents and warrants that as of the Signing Date:

9.3.1           The execution, delivery and performance by ADAMIS of this Agreement and the consummation by ADAMIS of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate action or proceeding on the part of ADAMIS is or will be necessary for the execution, delivery and performance by ADAMIS of this Agreement and the consummation by ADAMIS of the transactions contemplated hereby.

9.3.2           ADAMIS has available cash and/or existing committed borrowing facilities sufficient to enable it to pay the License Fee set forth in Section 3.1 and will use best efforts to secure any additional financing required to consummate the remaining transactions contemplated by this Agreement.

9.4           Disclaimers.  3M has made available to ADAMIS and its representatives information and records relating to Purchased Assets and provides the Purchased Assets and any technical or other assistance or cooperation on an “AS IS” basis as they exist on the Closing Date.  It is understood and agreed by the Parties that no representation or warranty, express or implied, has been made by 3M or its Affiliates or agents regarding the accuracy or completeness of any such information or records.  Accordingly, other than as specifically set forth in Sections 9.1 or 9.2, NO EXPRESS OR IMPLIED WARRANTIES ARE GIVEN BY 3M OR ANY 3M AFFILIATE WITH RESPECT TO PURCHASED ASSETS, SUCCESS OF THE PURCHASED ASSETS OR ANY RELATED PRODUCT CLINICALLY OR IN THE MARKETPLACE, OR ANY OTHER MATTER OR SUBJECT ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTY ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE, AND ANY IMPLIED WARRANTY OF FREEDOM FROM INFRINGEMENT, OR REGARDING THE VALIDITY, SCOPE, OR ENFORCEABILITY OF ANY PATENT ASSIGNED UNDER THIS AGREEMENT.

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9.5           Adamis Investigation; No Representations or Warranties; Exclusivity of Remedies

(a)           ADAMIS HEREBY ACKNOWLEDGES THAT IT HAS INDEPENDENTLY EVALUATED AND CONDUCTED THOROUGH DUE DILIGENCE AS IT CONSIDERS APPROPRIATE WITH RESPECT TO THE PURCHASED ASSETS AND THE TAPER TECHNOLOGY AND HAS BEEN REPRESENTED BY, AND HAD THE ASSISTANCE OF, COUNSEL IN THE CONDUCT OF SUCH DUE DILIGENCE, THE PREPARATION AND NEGOTIATION OF THIS AGREEMENT, AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.  ADAMIS TAKES FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF ANY INFORMATION OR MATERIALS PROVIDED BY 3M TO ADAMIS.

(b)           3M AND 3M IPC HAVE MADE AVAILABLE TO ADAMIS AND ITS REPRESENTATIVES CERTAIN FINANCIAL, BUSINESS, PRODUCT AND OTHER INFORMATION AND RECORDS RELATING TO THE PURCHASED ASSETS AND THE TAPER TECHNOLOGY.  IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, HAS BEEN MADE BY 3M, 3M IPC OR THEIR AGENTS REGARDING THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION OR RECORDS, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, AND THAT 3M AND 3M IPC WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO ADAMIS OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO ADAMIS, OR ADAMIS’S USE, OF ANY SUCH INFORMATION OR RECORDS, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT.  FURTHERMORE, ADAMIS ACKNOWLEDGES THAT SIGNIFICANT DEVELOPMENT OF THE TAPER TECHNOLOGY WILL BE NECESSARY IN ADVANCE OF ANY REGULATORY REVIEW, SCALE-UP, AND OTHER COMMERCIALIZATION ACTIVITIES.  ADAMIS RECOGNIZES AND ASSUMES THE RISK THAT SUCH DEVELOPMENT, REGULATORY REVIEW, SCALE-UP AND OTHER COMMERCIALIZATION ACTIVITIES MAY NOT BE SUCCESSFUL, AND AS SUCH ADAMIS AGREES THAT IT IS ACCEPTING POSSESSION OF THE PURCHASED ASSETS AT THE CLOSING “AS IS, WHERE IS, WITH ALL FAULTS”, WITH NO RESULTING RIGHT OF SET-OFF OR REDUCTION IN THE LICENSE FEE OR PRICE OF THE PURCHASED ASSETS, AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, THE SALE OF THE PURCHASED ASSETS IS BEING MADE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF INCOME POTENTIAL, OPERATION EXPENSE, USE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED AND RENOUNCED BY 3M AND 3M IPC.

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(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ITS SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY AND ALL CLAIMS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING CLAIMS FOR BREACHES OF REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS AGREEMENT) SHALL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN ARTICLE 10 (“INDEMNITY”).  IN FURTHERANCE OF THE FOREGOING, EACH OF ADAMIS AND 3M HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION THAT SUCH PARTY MAY HAVE AGAINST THE OTHER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES UNDER OR BASED UPON ANY PRINCIPLE OF EQUITY OR ANY FEDERAL, STATE, LOCAL OR FOREIGN STATUTE, LAW, ORDINANCE, RULE OR REGULATION.  EXCEPT AS PROVIDED IN ARTICLE 10, NO PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR REVENUE) RESULTING OR ARISING FROM THIS AGREEMENT, ANY PERFORMANCE OR NONPERFORMANCE UNDER THIS AGREEMENT OR TERMINATION OF THIS AGREEMENT.  THIS LIMITATION APPLIES REGARDELSS OF WHETHER THE DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRNATY, BREACH OF CONTRACT, NNEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE CLAIM.

(d)           WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO CLAIMS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT MAY BE BROUGHT BY ANY PARTY AGAINST ANY DIRECTOR, OFFICER OR EMPLOYEE OF ANY OTHER PARTY IN HIS OR HER INDIVIDUAL CAPACITY.

ARTICLE 10.  INDEMNITY

10.1           Survival. The representations and warranties of ADAMIS and 3M herein shall survive the Closing, but, as to any claim, only for so long as the indemnification obligations under this Agreement with respect to such claim remain in force as provided in Section 10.2 (“Indemnity by 3M”) or 10.3 (“Indemnity by ADAMIS”).  The representations and warranties of ADAMIS and 3M herein shall not survive termination of this Agreement under Section 4.4.

10.2           Indemnity by 3M.

(a)           3M hereby agrees to indemnify and hold harmless ADAMIS and its Affiliates, directors, officers, employees, attorneys, accountants, agents, and shareholders (ADAMIS and such persons referred to as “ADAMIS Indemnified Persons”), against and with respect to any and all Third Party losses, injuries, damages, deficiencies, liabilities, obligations, assessments, judgments, costs and expenses, including (except as otherwise expressly provided in this Agreement) costs and expenses of litigation and reasonable attorneys’ fees (“Losses”) suffered or incurred by the ADAMIS Indemnified Person arising out of any claim, action, suit or proceeding (a “Claim”) arising out of or relating to:

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(i)         any material breach of any representation or warranty of 3M contained in this Agreement; and

(ii)         any material non-fulfillment of any covenant or agreement of 3M contained in this Agreement.

(b)           Notwithstanding anything to the contrary provided elsewhere in this Agreement, the obligations of 3M under this Agreement to indemnify the ADAMIS Indemnified Persons with respect to any claim pursuant to clause (a) of Section 10.2 shall be of no force unless ADAMIS has given 3M written notice of such claim prior to the earlier of nine (9) months after the Closing Date or termination of this Agreement pursuant to Section 4.4.

(c)           Notwithstanding anything to the contrary provided elsewhere in this Agreement, in no event shall 3M be liable to any ADAMIS Indemnified Person for amounts payable under clause (a) of Section 10.2 until such amounts exceed $150,000 (the “Basket”); if indemnifiable Losses exceed the Basket, then 3M shall be liable for all indemnifiable Losses, subject to the cap set forth in Section 10.2(d).

(d)           Notwithstanding anything to the contrary provided elsewhere in this Agreement, in no event shall 3M be liable to any ADAMIS Indemnified Person for amounts payable under clause (a) of Section 10.2 to the extent such amounts exceed in the aggregate the amounts actually paid by ADAMIS pursuant to Sections 3.1 and 3.2.

(e)           Notwithstanding anything to the contrary provided elsewhere in this Agreement, in no event shall 3M be liable to any ADAMIS Indemnified Person for any claim relating to 3M’s provision of services pursuant to Sections 7.1 and 7.2.

10.3           Indemnity by ADAMIS.

(a)           ADAMIS hereby agrees to indemnify,  defend and hold harmless 3M and its Affiliates, directors, officers, employees, attorneys, accountants, agents and shareholders (“3M Indemnified Persons”) against and with respect to any and all Third Party Losses suffered or incurred by the 3M Indemnified Persons arising out of any Claim arising out of or relating to:

(i)           any material breach of any representation or warranty of ADAMIS contained in this Agreement;

(ii)           any material non-fulfillment of any covenant or agreement of ADAMIS contained in this Agreement; and

(iii)           any sickness, bodily injury, personal injury, or death of any person, property damage, or business damage relating to or arising from Taper or any component or product incorporating Taper (not including MCT or any other component supplied by 3M pursuant to the Supply Agreement or any other written agreement between Parties), based on facts or circumstances occurring and arising after the Signing Date, including but not limited to any of the following (subject to the preceding exclusions): (a) actual or alleged defect in the Taper or any component or product incorporating Taper manufactured, sold or supplied by ADAMIS, any actual or alleged failure to warn with regard to Taper or any component or product incorporating Taper manufactured, sold or supplied by ADAMIS, or breach of any express or implied warranty offered by ADAMIS on Taper; or (b) infringement or misappropriation of the intellectual property rights of others.

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(b)           Notwithstanding anything to the contrary provided elsewhere in this Agreement, the obligations of ADAMIS under this Agreement to indemnify the 3M Indemnified Persons with respect to any claim pursuant to Section 10.3(a)(i) and Section 10.3(a)(ii)  shall be of no force unless 3M has given ADAMIS written notice of such claim prior to the earlier of nine (9) months after the Closing Date or termination of this Agreement pursuant to Section 4.4.  For the avoidance of doubt, ADAMIS obligation of indemnification of 3M under Section 10.3(a)(iii) shall not expire.

(c)           Notwithstanding anything to the contrary provided elsewhere in this Agreement, in no event shall ADAMIS be liable to any 3M Indemnified Person for amounts payable under clause (a)(i) or (a)(ii) of Section 10.3 until such amounts exceed the Basket; if indemnifiable Losses exceed the Basket, then ADAMIS shall be liable for all indemnifiable Losses, subject to the cap set forth in Section 10.3(d).

(d)           Notwithstanding anything to the contrary provided elsewhere in this Agreement, in no event shall ADAMIS be liable to any 3M Indemnified Person for amounts payable under clause (a)(i) or (a)(ii) of Section 10.3 to the extent such amounts exceed in the aggregate amounts equal to the amount actually paid by ADAMIS pursuant to Sections 3.1 and 3.2.

10.4           Third Party Claims.  In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third party against the indemnified party (a “Third Party Claim”), such indemnified party shall notify the other party (the “indemnifying party”) in writing of the Third Party Claim, and deliver to the indemnifying party copies of all notices and documents accompanying or constituting the Third Party Claim, within 10 business days after obtaining notice thereof; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure and except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice.  Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim; provided, however that failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure and except that the indemnifying party shall not be liable for any expense incurred during the period in which the indemnifying party failed to give notices and documents.  If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party.  Should the indemnifying party so elect to assume the defense of a Third Party Claim, which election must be made within 30 days after the indemnifying party receives notice of the Third Party Claim from the indemnified party, the indemnifying party will not be liable to the indemnified party for legal expenses incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right, but not the obligation, to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  If the indemnifying party has not assumed the defense of a Third Party Claim, the indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party.  If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party shall cooperate in the defense or prosecution thereof with reimbursement by the indemnifying party only of reasonable out-of-pocket expenses of the indemnified party incurred in connection therewith.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent, which consent shall not be unreasonably withheld.

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10.5           Net Indemnity.   The amount of any losses from and against which either party is liable to indemnify, reimburse, defend and hold harmless the other party or any other person pursuant to this Article shall be reduced by any tax benefit that such indemnified party realizes or may realize as a result of or in connection with such losses and increased by any taxes such indemnified party pays or may pay in respect of indemnification for such losses.

ARTICLE 11. BREACH

11.1           Material Breach.   If a Party believes that the other Party has committed a material breach in the performance of any material obligation or warranty in this Agreement that results in significant harm, or potential harm, to the non-breaching Party, the non-breaching Party shall give notice in writing to the other Party describing in reasonable detail the alleged breach, and the other Party shall have 90 days after the date of delivery of such notice to cure the breach.  If the alleged breach remains uncured after such period, than the non-breaching Party may exercise whatever rights and remedies it has under applicable law with respect to the alleged breach of this Agreement.  For the avoidance of doubt, neither Party shall be obligated to consummate the sale and purchase of the Purchased Assets contemplated by this Agreement if the conditions to Closing set forth in Section 4.2 are not fulfilled as of the Closing Date.

11.2           Effect of Termination.  In the event of termination of this Agreement prior to Closing, the provisions of Article 8 (“Confidential Information”), this Section 11.2 and Article 12 (“Miscellaneous”) shall survive termination of the Agreement.

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ARTICLE 12. MISCELLANEOUS

12.1           Approvals.   In any provision of this Agreement where one Party is required to obtain the consent or approval of the other Party before taking some action, the parties agree that such consent or approval shall not be unreasonably withheld.  This Section 12.1 shall apply in all instances, except where the other provision specifically leaves a decision to the sole discretion of a Party.

12.2           Events of Excused Performance.   Neither ADAMIS nor 3M shall be considered in default or be liable to the other Party pursuant to Article 10 of this Agreement or otherwise for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, earthquake, war whether declared or not, accident, labor strike or labor disturbances, sabotage, transportation strike or interference, order or decrees of any court or action of governmental authority or shortages in or an inability to procure materials beyond 3M’s or ADAMIS’s reasonable control; provided, however, that diligent efforts are made to resume performance as quickly as possible.

12.3           Notices.   Except as otherwise provided herein, any notice or other communications sent or delivered hereunder shall be in writing and shall be effective if hand delivered or if sent by express delivery service or certified or registered mail, postage prepaid or by facsimile transmission.

If to 3M, to:

President and General Manager
3M Drug Delivery Systems Division
Bldg. 275-3E-10
3M Center
St. Paul, Minnesota 55144-1000

Chief Intellectual Property Counsel
3M Office of Intellectual Property Counsel
3M Center, Bldg. 220-10W
St. Paul, Minnesota 55144-1000
Fax Number: 651-736-3833

  If to ADAMIS, to:
Adamis Pharmaceuticals Corporation
Attention: President and CEO
11455 El Camino Real, Suite 310
San Diego, CA  92130
Fax Number: 866-893-3622

or to such address as a Party shall hereafter designate by notice to the other Party.  A notice shall be deemed to have been given (i) upon delivery if hand-delivered, (ii) on business day after deposit with a reputable overnight courier for next-business day delivery, with confirmation of successful delivery, (iii) four business days after deposit in the U.S. mail, if sent certified mail, or (iv) one business day after transmission by telecopier, with written confirmation of successful transmission.

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12.4           Assignability.   This Agreement and the rights hereunder shall be assignable by a Party to an Affiliate of the Party at its sole discretion provided any assignee thereof confirms in writing to the non-assigning Party its intent to accept and comply in good faith with all the terms of this Agreement.

12.5           Waiver.   The failure of any Party at any time to require performance by the other Party of any provision of this Agreement shall not affect the right of such aggrieved Party to require future performance of that provision, and any waiver by any Party of any breach of any provision of this Agreement must be in writing to be effective and shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

12.6           Relationship of Parties.   Nothing contained in this Agreement shall create a partnership or joint venture between the Parties, and the Parties shall be considered independent contractors.  Except as specifically provided herein, neither of the Parties shall hold itself out as the agent of the other, nor shall either of the Parties incur any indebtedness or obligation in the name of, or which shall be binding on the other, without the prior written consent of the other.  No employees or agents of a Party shall be deemed employees or agents of the other Party.

12.7           Dispute Resolution.  3M and ADAMIS agree to resolve any questions, claims, disputes, or litigation in any way arising from or relating to this Agreement, its negotiation, performance, termination, alleged breach, or any rights or remedies sought therefor (collectively and individually, a “dispute”), exclusively by the following sequence of dispute resolution methods:

(i)           in-person negotiations between representatives of the parties authorized to fully resolve the matter; and

(ii) to the extent any dispute is not fully resolved and as a last resort only, either party may commence litigation; provided, however, that any lawsuit filed by a Party against the other Party shall be commenced in a federal or state court of competent jurisdiction in St. Paul, Minnesota.

In the event of litigation, each party consents to the exclusive and personal jurisdiction of the specified courts.  Nothing in this Section shall preclude a party from taking any action reasonably necessary to prevent immediate and irreparable harm to that party; provided, however, that the party taking any such action shall do so in the court specified in Section 12.8.

12.8           Governing Law.   This Agreement shall be governed by and construed under Minnesota law, notwithstanding any choice of law provision to the contrary.

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12.9           Entire Agreement/Interpretation.   This Agreement and any previous Confidentiality Agreements signed by the Parties constitute the entire understanding of the Parties hereto and cancels and supersedes all previous agreements between the Parties with respect to the matters contained herein.  No modification of this Agreement or terms or conditions hereof shall be binding upon a Party unless approved in writing by an authorized representative of each of the Parties.  This Agreement has been prepared jointly and shall not be strictly construed against a Party.

12.10           Partial Invalidity.   In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be impossible or significantly frustrated and provided that the performance required by this Agreement with such clause deleted remains substantially consistent with the intent of the Parties.

12.11           Required Disclosure.  If a Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of Section 8.1, then such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations.  Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of Section 8.1, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

12.12           SEC Filings.  The Parties acknowledge that ADAMIS intends to file this Agreement with the SEC as an exhibit to a filing that ADAMIS makes with the SEC.

12.13           Publicity/Use of Names.  The Parties shall work together  to mutually agree upon the initial press releases relating to this Agreement and the transactions contemplated by this Agreement.  Except in an SEC filing or other governmental regulatory filing that a Party may make, neither Party may make subsequent public disclosure in which the other party is mentioned specifically by name without written approval of the other Party.  For the avoidance of doubt, 3M must explicitly approve in writing any press release relating to this Agreement or the transactions contemplated in this Agreement before publication until completion of sale and closing, as defined in Article 4.  After such time, 3M must explicitly approve in writing any press release in which 3M is mentioned, and 3M will have the opportunity to review and comment on any press release relating to this Agreement or the transactions contemplated in this Agreement before publication.

12.14           Headings.  The headings of the Articles or Sections of this Agreement are for the convenience of the Parties only and shall not be deemed a substantive part of this Agreement.

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12.15           3M Affiliates.   3M shall cause its Affiliates to comply with this Agreement.

12.16           ADAMIS Affiliates.   ADAMIS shall cause its Affiliates to comply with this Agreement.

12.17           Execution.   This Agreement may be executed by counterparts and by e-mail transmission of separately signed signature pages to the other Parties, followed by mail of the originals.

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IN WITNESS WHEREOF, authorized representatives for each of the Parties hereto have caused this Asset Purchase Agreement to be duly executed in duplicate as of the date and year above stated.

ACCEPTED AND AGREED TO:

3M COMPANY		ADAMIS PHARMACEUTICALS CORPORATION

By:	/s/ James D. Ingebrand	By:	/s/ DENNIS J. CARLO

Print Name:	James D. Ingebrand	Print Name:	Dennis J. Carlo Ph.D.

Title:	President and General Manager	Title:	Chief Executive Officer

3M INNOVATIVE PROPERTIES COMPANY

By:	/s/ Robert W. Sprague

Print Name:	Robert W. Sprague

Title:	Secretary